Exhibit 23.6

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Fifth Street Asset Management Inc., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Fifth Street Asset Management Inc. upon consummation of the initial public offering of Fifth Street Asset Management Inc.’s Class A common stock, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Thomas L. Harrison
Name: Thomas L. Harrison
Date: September 5, 2014